UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14a-101)

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

Item 1: On September 24, 2014, Starboard Value LP issued the following press release:

STARBOARD ISSUES OPEN LETTER TO DARDEN SHAREHOLDERS

Condemns the Current Board’s Series of Desperate Tactics Aimed at Trying to Confuse Shareholders by Repeating Obviously False Statements about Starboard’s Nominees and Their Turnaround Plan for Darden

Highlights Some of Darden’s Most Blatantly False Statements and Sets the Record Straight for the Benefit of All

Believes Darden Shareholders are Intelligent and Will See Through Darden’s Repeated Unprofessional and Unethical Tactics

Hopes the Board Will Immediately Cease its Insulting Practice of Misleading Shareholders and Show Shareholders the Respect They Deserve

Starboard Urges Shareholders to Vote the WHITE Proxy Card Today to Elect Directors Who Bring Decades of Restaurant Experience and Public Company Board Service, a Proven Ability to Execute, Strong Track Records of Success, and a Commitment to Respect and Represent the Best Interests of All Shareholders

NEW YORK, NY – September 24, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today announced that it has delivered an open letter to shareholders of the Company.

The full text of the letter follows:

September 24, 2014

Dear Fellow Darden Shareholders:

The 2014 Annual Meeting (the “Annual Meeting”) of Darden Restaurants, Inc. (the “Company”) is less than three weeks away.  We appreciate the tremendous support we continue to receive from shareholders.  As shareholders, collectively, we have an exciting opportunity to restore Darden to the prominence it once enjoyed by electing supremely qualified and deeply committed directors.

As one of the largest shareholders of Darden, our interests are directly aligned with yours.  We have assembled a team of incredibly qualified independent director candidates with substantial experience and relevant skill sets in areas critical to Darden.  Our nominees are ready to immediately fill the leadership void that the current board of directors (the “Board”) has created.  These nominees, in conjunction with Starboard and its advisors, have developed a comprehensive turnaround plan to drive significant long-term shareholder value creation at Darden.

Unfortunately, since the current Board does not appear to believe it can get shareholders’ support through arguments based on merits, it has resorted to a series of desperate tactics aimed at trying to confuse shareholders by repeating obviously false statements regarding our nominees’ backgrounds and plans for Darden.  We believe the Board’s intentions are highly transparent and hope that the Board immediately ceases its insulting practice of attempting to mislead shareholders.  We urge you not to be misled and to review the facts in making your voting decisions regarding the future leadership of Darden.

We have presented the facts, outlined our detailed transformation plan, and proposed a supremely qualified and well-diversified slate of director nominees with credentials specifically relevant to Darden’s business and current challenges.  We have been, and will continue to be, constructive and professional in our approach to this election contest and to the Company.

Since it appears the Company’s strategy, on the other hand, has been to misrepresent the truth with near daily press releases that either distort the facts or contain blatant falsehoods, we have decided to definitively correct some of their misinformation for the benefit of all.  This is clearly not an exhaustive list, but we hope that fixing some of the most blatant inaccuracies will put an end to the current Board's shameful and relentless spread of completely false information.  We hope you will pay no heed to the Company’s repeated unprofessional and unethical tactics and vote your shares on the WHITE proxy card so we can give ourselves, as shareholders, the highest probability of successfully turning around Darden and unlocking substantial value for years to come.

FALSE DARDEN CLAIM:  Each Starboard Nominee has taken a “loyalty oath” to Starboard’s agenda and is devoted to Starboard and “Starboard’s plan” rather than to the best interests of all shareholders.

THE FACTS: The claim that our nominees have taken some imaginary “loyalty oath” to Starboard is a fabrication designed to scare shareholders and distract from the current Board’s many failures by inappropriately impugning the independence, reputations, and character of our twelve director candidates.  Darden’s supposed “loyalty oath” is an entirely fictional concept.  The current Board took an excerpt from our proxy statement blatantly out of context, deceitfully replaced certain words with new words in brackets, and spun it to fabricate their misleading message in order to scare shareholders.  The fact is that our nominees are, indeed, committed to executing a turnaround plan for Darden.  Our proxy filing in no way, shape, or form stated or suggested that our nominees would indiscriminately implement a turnaround plan without first verifying the elements of the plan as directors from inside the boardroom.

In fact, we clearly stated in our September 11th Presentation that if our nominees are elected they will “immediately begin working with Darden’s management and advisors to verify the opportunities discussed in this presentation.” For Darden to so blatantly spin an excerpt from our proxy statement in a manner to suggest that our nominees would implement a turnaround plan before verifying any of its elements is highly false and misleading.

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Darden’s notion that our nominees are somehow blindly devoted to Starboard, or to Starboard’s pre-set agenda for Darden, is equally absurd.  Our nominees are independent-minded business leaders who have collectively served on over 70 public company boards.  All of our nominees understand their fiduciary duties to shareholders and are fully committed to providing strong, independent, and objective oversight as Darden Board members.

In fact, when recruiting board nominees, Starboard specifically searches for genuinely independent director candidates who have relevant histories of success as executives or board members of public companies.  As just one recent example, at Tessera Technologies, where Starboard replaced a majority of the board during a proxy contest in 2013, Starboard’s nominees have approached board service with a commitment to providing strong, independent, and objective oversight.  In a recent statement, Rick Hill, who was the incumbent Chairman during the election contest, and who is still Chairman of Tessera, acknowledged the strength and independence of Starboard’s director candidates:

“Starboard brought to the table very independent minded qualified candidates for directors. None of their candidates were ‘their lackeys’ but rather bright independent businessmen seeking to help the company succeed. For the last year I have served as Chairman of the Board and feel that I would work with any of these individuals anytime, anywhere. Today, Tessera is operating with a very cohesive board with people who only have the shareholders in mind.”

It is this same dedication to strong and independent oversight, combined with relevant skill sets and experiences directly related to Darden’s businesses, current challenges and opportunities, that Starboard sought when it set out to recruit a slate of independent directors to replace the current Board.

Additionally, what Darden has improperly and incorrectly labeled as “[Starboard’s]” plan (instead of “our” plan), in fact, represents a collective team effort of Starboard as well as the nominees over many months.  Darden continues to misleadingly quote the excerpt below from our proxy statement, while conveniently leaving out the very next sentence of the proxy statement that clearly indicates that the “plan” or “plans” being referred to are those of our nominees, not just Starboard.

“Each of our director nominees is committed to the implementation of our comprehensive turnaround plan for Darden. Therefore, in the event that our director nominees comprise a majority of the Board following the Annual Meeting, we expect that the Board will implement our comprehensive turnaround plan for Darden. While we have confidence that our director nominees’ plans for Darden will put the Company on the right path towards substantial shareholder value creation….” (emphasis added)

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It is nothing short of astonishing that the current Board has taken an excerpt from our proxy statement blatantly out of context and spun it to fabricate their misleading message.

FALSE DARDEN CLAIM:  Starboard Nominees James Fogarty and William Lenehan have no experience as senior executives of large public companies.

THE FACTS:  Once again, the Company’s statements are blatantly false.  What’s perhaps even more disturbing about these false statements is that certain of the Company’s advisors knew full well that these statements regarding our nominees’ experience were false, but the Company chose to irresponsibly and repeatedly publish them regardless.  It would take the Company’s highly-sophisticated advisors very little time to confirm that Mr. Lenehan served as CEO of MI Developments Inc. (now known as Granite REIT), a publicly traded single-tenant REIT with more than $1 billion in market capitalization during the time he served.  In fact, during his time as CEO of MI Developments, Mr. Lenehan was invited to and attended a Goldman Sachs hosted “CEO Dinner” at the NAREIT Conference where only CEOs were invited.  Ironically, Goldman Sachs is currently Darden’s financial advisor.

Likewise, Mr. Fogarty served as CEO of Charming Shoppes, Inc., a publicly traded company with greater than $2 billion in revenue and $500 million in market capitalization and President and CEO of American Italian Pasta Company, a publicly traded company with several hundred million in market capitalization at the time he served in such roles.  Further, Mr. Fogarty served as Chief Financial Officer of Warnaco Group, a publicly traded company with more than $1 billion in sales and $500 million in market capitalization at the time he served, Chief Operating Officer of Lehman Brothers Holdings, a public company with tens of billions in total assets, subsequent to its bankruptcy filing, and Chief Financial Officer of Levi Strauss, a privately owned company with publicly traded debt, which had approximately $4 billion in sales and 9,000 employees at the time he served.

FALSE DARDEN CLAIM:  Starboard Nominee Lionel Nowell has no restaurant or retail executive experience whatsoever.

THE FACTS:  Besides Mr. Nowell’s impressive consumer product experience as Treasurer of PepsiCo, CFO of The Pepsi Bottling Group, and CFO of Pillsbury North America, Mr. Nowell served as a senior executive at Pizza Hut for eight years.  Pizza Hut is a restaurant company.  He also currently serves as a Director and member of the Audit Committee of American Electric Power (Chair), Reynolds American Inc., and Bank of America Corporation, three public companies with a combined market capitalization of more than $200 billion.

This behavior from Darden, its current Board, and its highly paid outside advisors is most unfortunate, unnecessary, and desperate.

We believe Darden shareholders are intelligent and realize that the Company has attempted to mislead shareholders for years.  We believe these shareholders will continue to see through the Company’s misleading sound bites.  We remain committed to providing substantive thoughts regarding the qualifications and preparedness of our slate of nominees, and hope that the current Board will show shareholders the respect they deserve by doing the same.

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We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees at the Annual Meeting by voting on the WHITE proxy card.  We believe Darden can be dramatically improved with new and great leadership.

To view the bios of our highly qualified nominees, please visit: http://shareholdersfordarden.com/proposed-nominees/

Importantly, we look forward to moving past this election contest and working constructively to effect positive change at Darden on behalf of all shareholders.

We look forward to your support at the Annual Meeting.

Please vote for the WHITE proxy card today.

Best Regards,

/s/ Jeffrey C. Smith

Jeffrey C. Smith

Vote for Starboard’s 12 highly qualified, independent nominees on the WHITE proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

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Item 2: The following materials were posted by Starboard Value LP to www.shareholdersfordarden.com: